As filed with the Securities and Exchange Commission on May 23, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STOCKERYALE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2114473
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

32 Hampshire Road Salem, New Hampshire	03079
(Address of Principal Executive Offices)	(Zip Code)

StockerYale, Inc. 2007 Stock Incentive Plan

(Full Title of the Plan)

Mark W. Blodgett

President, Chief Executive Officer and Chairman of the Board

StockerYale, Inc.

32 Hampshire Road

Salem, New Hampshire 03079

(Name and Address of Agent for Service)

(603) 893-8778

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

31 St. James Avenue, Suite 850

Boston, Massachusetts 02116

(617) 399-6931

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value	5,300,000 shares	$1.41	$7,473,000	$230.00

(1)	Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock on the Nasdaq Global Market on May 18, 2007 in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The information required by Item 1 is included in documents to be sent or given to participants in the Registrant’s 2007 Stock Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 is included in documents to be sent or given to participants in the Registrant’s 2007 Stock Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

(3) The description of the common stock of the Registrant, $0.001 par value per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 8.51 of the Massachusetts Business Corporation Act, under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court under Section 8.54 of the Massachusetts Business Corporation Act for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of the Massachusetts Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Articles of Incorporation contain a provision limiting the liability of its directors in accordance with the foregoing provision of the Massachusetts Business Corporation Act.

Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The registrant maintains director and officer liability insurance for the benefit of its directors and officers.

The Registrant’s Articles of Organization and Bylaws provide that the Registrant must indemnify its directors and officers against all expenses incurred by them in connection with any proceedings in which they are involved as a result of their service as a director or officer, except that (i) no indemnification will be provided for any director or officer regarding a matter as to which it is determined or adjudicated that he did not act in good faith and in the reasonable belief that his action was in the best interests of the company, or with respect to a criminal matter, that he had reasonable cause to believe that his conduct was unlawful, and (ii) no indemnification will be provided for any director or officer with respect to any proceeding by or in the right of the company or alleging that a director or officer received an improper personal benefit if he is adjudged liable to the company in such proceeding or, in the absence of such an adjudication, if he is determined to be ineligible for indemnification under the circumstances; provided, however, that indemnification of expenses incurred by a director or officer in successfully defending a proceeding alleging that he received an improper personal benefit as a result of his status as such may be paid if and to the extent authorized by the Board of Directors.

In addition, the Registrant’s Articles of Organization and Bylaws provide that if a proceeding is compromised or settled in a manner which imposes any liability or obligation on a director or officer, (i) no indemnification will be provided to him with respect to a proceeding by or in the right of the company unless a court having jurisdiction determines that indemnification is reasonable and proper under the circumstances, and (ii) no indemnification will be provided to him with respect to any other type of proceeding if it is determined on the basis of the circumstances known at that time that the director or officer is ineligible for indemnification. Expenses incurred by a director or officer in defending any proceeding, including a proceeding by or in the right of the company, must be paid by the company to the director or officer in advance of final disposition of the proceeding upon receipt of his written undertaking to repay such amount if he is determined or adjudicated to be ineligible for indemnification.

The Registrant has entered into an indemnification agreement with each of its directors providing that it must indemnify the director to the fullest extent authorized or permitted by applicable law in the event that the director is involved in any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the director is or was a director of the company, or is or was serving at the request of the company as a director, officer, employee, trustee, partner or other agent of another organization or other enterprise, against all expenses, judgments, awards, fines and penalties, provided that (i) the director acted in good faith and in a manner in which the director reasonably believed to be in, or not opposed to, the best interests of the company, (ii) in a criminal matter, the director had no reasonable cause to believe that his conduct was unlawful and (iii) the director is not adjudged liable to the company.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Small Business Issuer hereby undertakes, pursuant to Item 512 of Regulation S-B:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any additional or changed material information on the plan of distribution.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) For determining any liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(4) For determining liability of the undersigned Small Business Issuer under the Securities Act to any purchaser in the initial distribution of securities, the undersigned Small Business Issuer undertakes that in a primary offering of securities of the undersigned Small Business Issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Small Business Issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Small Business Issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Small Business Issuer or used or referred to by the undersigned Small Business Issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Small Business Issuer or its securities provided by or on behalf of the undersigned Small Business Issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned Small Business Issuer to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of New Hampshire on May 22, 2007.

STOCKERYALE, INC.

By:	/s/ Mark W. Blodgett
Mark W. Blodgett
President, Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

We, the undersigned officers and directors of StockerYale, Inc., hereby severally constitute Mark W. Blodgett and Marianne Molleur, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable StockerYale, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2007.

Signature	Title
/s/ Mark. W. Blodgett	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
Mark W. Blodgett

/s/ Marianne Molleur	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Marianne Molleur

/s/ Robert J. Drummond	Director
Robert J. Drummond

/s/ Dietmar Klenner	Director
Dietmar Klenner

/s/ Ben S. Levitan	Director
Ben S. Levitan

/s/ Raymond J. Oglethorpe	Director
Raymond J. Oglethorpe

/s/ Patrick J. Zilvitis	Director
Patrick J. Zilvitis

EXHIBIT INDEX

Number	Description
4.1	Restated Articles of Organization of the Registrant is incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-27372).

4.2	Amendment, dated May 24, 2001, to the Amended and Restated Articles of Organization of the Registrant is incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File No. 000-27372).

4.3	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005 (File No. 000-27372).

4.4	Specimen Stock Certificate of common stock, $.001 par value per share, is incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005 (File No. 000-27372).

5	Opinion of BRL Law Group LLC.

23.1	Consent of BRL Law Group LLC (included in Exhibit 5).

23.2	Consent of Vitale, Caturano & Company, Ltd., Independent Registered Public Accounting Firm.

23.3	Consent of Baker Tilly.

24	Power of Attorney (included in the signature pages of this Registration Statement).